            As filed with the Securities and Exchange Commission on June 3, 1996
                                                            Registration No. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                FORM S-8 AND S-3
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                       CENTERPOINT PROPERTIES CORPORATION
             (Exact name of registrant as specified in its charter)

           MARYLAND                                  36-3910279
(State or other jurisdiction of        (I.R.S. Employer Identification Number)
incorporation or organization)

                            401 NORTH MICHIGAN AVENUE
                                   30TH FLOOR
                             CHICAGO, ILLINOIS 60611
                                  312-346-5600
              (Address of registrant's principal executive offices)

                             ----------------------

     CENTERPOINT PROPERTIES CORPORATION 1995 RESTRICTED STOCK INCENTIVE PLAN
           CENTERPOINT PROPERTIES CORPORATION 1995 DIRECTOR STOCK PLAN
            CENTERPOINT PROPERTIES CORPORATION 1993 STOCK OPTION PLAN
                            (Full Title of the Plans)

                             ----------------------

                               JOHN S. GATES, JR.
                                    PRESIDENT
                       CENTERPOINT PROPERTIES CORPORATION
                      401 NORTH MICHIGAN AVENUE, 30TH FLOOR
                             CHICAGO, ILLINOIS 60611
                                  312-346-5600
                     (Name and address of agent for service)

                             ----------------------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                         CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------
                                            PROPOSED         PROPOSED
                            AMOUNT          MAXIMUM          MAXIMUM           AMOUNT OF
  TITLE OF SECURITIES        TO BE       OFFERING PRICE      AGGREGATE       REGISTRATION
    TO BE REGISTERED      REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2)       FEE
- ------------------------------------------------------------------------------------------
Common Stock. . . . .        622,910         $24.25        $15,105,567.50       $3,021
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

(1) Represents shares of Common Stock heretofore acquired or to be acquired pursuant to the Company's 1995 Restricted Stock Incentive Plan, 1995 Director Stock Plan and 1993 Stock Option Plan.
(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c), based on the average high and low prices of the Common Stock as reported on the American Stock Exchange (the "AMEX") on May 28, 1996.

                                EXPLANATORY NOTE


     This Registration Statement contains two parts. The first part contains a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933) of the Registrant of shares of Common Stock of CenterPoint Properties Corporation ("Company" or "Registrant") issued to employees and directors pursuant to the CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan, the CenterPoint Properties Corporation 1995 Director Stock Plan and the CenterPoint Properties Corporation 1993 Stock Option Plan, as amended.

     The second part contains "Information Required in the Registration Statement" pursuant to Part II of form S-8 and certain Items from "Information Not Required in the Prospectus" pursuant to Part II of Form S-3. Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not filed with the Securities and Exchange Commission (the "Commission"), but a document containing such information has been sent or given to employees as specified by Rule 428(b)(1). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). The Form S-3 Reoffer Prospectus may be utilized for reofferings of the Company's Common Stock acquired by certain Selling Stockholders through participation in the CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan, CenterPoint Properties Corporation 1995 Director Stock Plan and CenterPoint Properties Corporation 1993 Stock Option Plan, as amended.

PROSPECTUS


                    S-3 REOFFER PROSPECTUS DATED JUNE 3, 1996

                       CENTERPOINT PROPERTIES CORPORATION

                                 622,910 SHARES
                                  COMMON STOCK

                         BY CERTAIN SELLING STOCKHOLDERS

     This Reoffer Prospectus relates to 622,910 shares (the "Shares") of Common Stock, $.001 par value (Common Stock"), of CenterPoint Properties Corporation, a Maryland corporation (the "Company"), which may be offered for sale from time to time by certain stockholders listed under the heading "Selling Stockholders" herein (the "Selling Stockholders") for their own benefit each of whom may be defined herein as "affiliates" under Rule 405 promulgated under the Securities Act. Each of the Selling Stockholders has acquired or received options to acquire the Shares through participation in the CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan and/or the CenterPoint Properties Corporation 1995 Director Stock Plan and/or the CenterPoint Properties Corporation 1993 Stock Option Plan, as amended (collectively, the "Plans"). It is anticipated that the Selling Stockholders will offer the Shares for sale at prevailing prices in the AMEX, or any other national securities exchange on which the Common Stock is listed, on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock of the Company is currently traded on the AMEX under the symbol CNT. On May 28, 1996, the closing price of the Company's Common Stock, as reported by the AMEX, was $24 per share.

   SEE "RISK FACTORS" ON PAGE 3 OF THIS REOFFER PROSPECTUS FOR CERTAIN FACTORS
     AND MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE COMMON STOCK.

                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                ----------------

 THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ----------------

     No person is authorized to give any information or to make any representations, other than those contained in this Reoffer Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Reoffer Prospectus does not constitute an offer to sell, or a solicitation or any offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.
Neither the delivery of this Reoffer Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and other applicable legal or AMEX requirements, pursuant to which the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, New York, New York 10048, and at the AMEX, 86 Trinity Place, New York, New York 10006. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, Washington, D.C. 20549, at prescribed rates. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company will be disclosed in the proxy statements to be distributed to stockholders of the Company and filed with the Commission.

     Statements contained in this Reoffer Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The delivery of this Reoffer Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company. This Reoffer Prospectus does not constitute an offer within any state to any person to whom such offer would be unlawful.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act, and any amendments and supplements thereto, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-12630);

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 1-12630); and

     (c) The description of the Company's Common Stock set forth in the Company's Post-Effective Amendment No. 1 to Form S-3 registration statement filed with the Commission on March 22, 1995 (File No. 33-89630).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Reoffer Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Paul
S. Fisher, CenterPoint Properties Corporation, 401 North Michigan Avenue, Chicago, Illinois 60611, (312) 346-5600.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

LIMITED GEOGRAPHICAL AND PROPERTY-TYPE DIVERSIFICATION

     All of the Company's properties are located in Metropolitan Chicago, and most of the Company's properties are warehouse/industrial properties. While the Company believes that its focus on this geographical area and property type is an advantage, the Company's performance and its ability to make distributions to stockholders could be adversely affected by unfavorable economic and/or warehouse/industrial real estate conditions in Metropolitan Chicago.

RISKS OF DEBT FINANCING

     The Company is subject to the risks normally associated with the incurrence of debt financing, including the risks that (i) the Company will be unable to meet required payments of principal and interest, (ii) existing indebtedness will not be able to be refinanced or, if refinanced, the terms of such refinancing will not be as favorable as the original terms of such indebtedness and (iii) necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed or, if financed, will not be able to be financed on terms favorable to the Company. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by the mortgagee with a consequent loss of income and asset value to the Company.

     The Company intends to continue its policy of maintaining a ratio of debt (excluding the Company's 8.22% Convertible Subordinated Debentures due 2004 (the "Debentures")) to total market capitalization of the Company of less than 50%. However, the Articles of Incorporation do not contain any limitations on the ratio of debt to total market capitalization. Accordingly, the Board of Directors could alter or eliminate the current limitation on borrowing without the approval of the Company's stockholders. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's Funds from Operations and its ability to make expected distributions to stockholders, as well as increase the risk of default on the Company's other indebtedness and any borrowings incurred under the Company's lines of credit.

     To the maximum extent practicable, the Company intends to incur fixed rate debt and to avoid using variable rate financing in the future, except with respect to the interim financing of acquisitions or other short-term credit requirements. A change in this policy, which would expose the Company to the risk of interest rate fluctuations and, consequently, an increase in interest expense, could be made without the approval of the stockholders. An increase in interest expense could have a material adverse impact on the Company's operations.

LIMITATION ON OWNERSHIP OF SHARES

     In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Due to these limitations on the concentration of ownership of stock of a REIT, ownership of more than 9.8% of the value of the outstanding shares of stock by any single stockholder has been restricted in the Articles of Incorporation, with the exception of the ownership of Common Stock by the Company's former parent company, Capital and Regional Properties, plc.

     Although the Code would permit an exception for certain domestic pension trusts, no such exception has been included in the Company's Articles of Incorporation.

     These ownership limits, as well as the ability of the Company to issue additional shares of Common Stock and Preferred Stock, may discourage a change of control of the Company and may also (i) deter tender offers for the Common Stock, which offers may be advantageous to stockholders, and (ii) limit the opportunity for stockholders to receive a premium over then prevailing market prices for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock or otherwise effect a change of control of the Company.

CHANGES IN INVESTMENT AND FINANCING OBJECTIVES

     The investment and financing objectives of the Company, and its objectives with respect to certain other activities, including without limitation, the objective that the Company qualify as a REIT, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, the Board may revise current objectives of the Company at any time and from time to time in its sole discretion. Accordingly, stockholders will have no direct control over changes in the objectives of the Company.

EFFECT ON MARKET PRICE OF SHARES AVAILABLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock by directors, officers and affiliates of the Company, or by holders of Debentures who may elect to convert their Debentures to Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares.

     To address this concern, officers and affiliates of the Company have agreed not to sell their shares of Common Stock which are restricted until September 27, 1996 except in the event of termination of employment by the Company or personal hardship as determined by the Company's independent directors and thereafter only pursuant to (i) Rule 144 promulgated by the Commission under the Securities Act or (ii) a registration statement filed by the Company in which their participation has been approved by the independent directors of the Company. However, there is no assurance that expiration of the holding period will not adversely affect prevailing market prices for the Common Stock.

REAL ESTATE INVESTMENT CONSIDERATIONS

     GENERAL. The business of owning and investing in real estate is highly competitive and is subject to numerous inherent risks, including adverse changes in general or local economic conditions and/or specific industry segments, real estate values, rental rates, interest rates, real estate tax rates and other operating expenses, the possibility of competitive overbuilding and of the Company's inability to obtain or maintain high levels of occupancy in the Company's properties, of tenant defaults, governmental rules and fiscal policies (including rent control legislation), acts of God and other factors which are beyond the control of the Company. In addition to affecting the profitability of operations, these and other factors could impact the marketability of the Company's properties.

     In addition to the general risks of ownership and investment in real property, the Company will be subject to other risks in connection with the leasing, redevelopment and improvement of properties, such as the risk that the properties may operate at a cash deficit during the redevelopment and/or lease-up period, and the risk of a contractor's inability to control costs and to conform to plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond the contractor's control. The benefits anticipated from such transactions, therefore, may be reduced or may not materialize. The Company may in the future acquire properties in need of additional leasing activity, rehabilitation or improvement.

     For the year ended December 31, 1995, tenant leases representing approximately 11% of the gross leasable area of the Company's real estate portfolio expired. Of these leases, leases representing approximately 58% of the gross leasable area were renewed, and leases for approximately 36% of the gross leasable area were entered into with new tenants. For the year ending December 31, 1996, tenant leases representing approximately 10% percent of the gross leasable area of the Company's real estate portfolio are scheduled to expire. While based on historical experience, the Company anticipates that lease renewal and reletting experience will be favorable, there is no assurance that significant vacancies will not occur, resulting in an adverse effect on the Company's operating results.

     NEED FOR ADDITIONAL FUNDING. The Company's growth has resulted, and is expected in the future to result, largely from acquisitions of additional properties. To continue to fund property acquisitions, the Company expects that it will need to incur additional indebtedness and/or issue additional equity securities. The incurrence of additional debt will be subject to the risks described above under the caption "Risks of Debt Financing," and the issuance of additional equity securities could have the effect of diluting the interests of the Company's existing stockholders.

     COMPETITION. All of the Company's existing properties, and all of the properties that it may acquire in the future are expected to be, located in areas that include numerous other warehouse/industrial, retail or apartment properties, many of which may be deemed to be more suitable to any potential tenant. The resulting competition could have a material adverse effect on the Company's ability to lease its properties and to increase the rentals charged on existing leases.

     ENVIRONMENTAL MATTERS. All of the Company's existing properties have been, and all properties the Company may acquire in the future will be, subjected to a Phase I or similar environmental assessment. The purpose of a Phase I environmental assessment is to determine if past and present uses of a property indicate the potential for soil or groundwater contamination or if other environmental conditions might affect the value of or future uses of the property. Phase I environmental assessments generally include the following: visual inspection of environmental conditions at and around the property; review of available land use records; interviews with the property representatives; examination of information from environmental agencies; and a walk through survey for suspected asbestos containing or other toxic materials. These environmental assessments have not revealed any environmental condition with respect to any of the Company's existing properties that the Company believes could have a material adverse effect upon the business or assets of the Company. However, no assurance can be given that environmental assessments have revealed or will reveal all potentially negative environmental conditions that may exist.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is potentially liable to governmental entities or third parties for property damage and the costs of investigation, removal or remediation of contamination caused by certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remove such substances or remediate any contamination caused thereby, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal of hazardous substances at a treatment, storage or disposal facility may be liable for the cost of removal or remediation of such substances at such treatment, storage or disposal facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with such materials. In connection with the ownership, operation, management and development of properties, the Company may be considered the owner or operator of such properties or as having arranged for the disposal of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and damages for injuries to persons and properties.

     UNINSURED LOSS. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to its properties, with limits and deductibles customary in the industry. Certain types of losses, however, may be either uninsurable or not economically insurable, such as those due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect the Company.

     COST OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing warehouse/industrial properties generally are exempt from the provisions of ADA but may be subject to provisions requiring that buildings be made accessible to people with disabilities. Compliance with the ADA could require removal of access barriers, and non-compliance could result in the imposition of fines by the federal government or an award of damages to private litigants. While the amounts of such compliance costs, if any, are not currently ascertainable, they are not expected to have a materially adverse effect on the Company.

CERTAIN RISKS RELATED TO REIT STATUS AND STRUCTURE

     TAXATION AS A CORPORATION. The Company's election of REIT status, filed with its 1994 federal income tax return, is effective as of January 1, 1994. Although the Company believes that it has operated in such a manner as to qualify as a REIT, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which disqualification occurred. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

     LACK OF CONTROL OF CERTAIN SUBSIDIARY CORPORATIONS. The Company expects to derive income from certain activities (such as management of properties owned by third parties) in excess of amounts the Company could earn directly or through an entity controlled by the Company without jeopardizing its REIT status. Accordingly, the Company will own a small percentage of the voting stock of one or more corporations carrying on such activities, and will have limited ability to influence their day-to-day management, even though the Company will own stock representing most of the economic interest in such corporations.

     OTHER TAX LIABILITIES. Even as a REIT, the Company will be subject to certain federal, state and local taxes on its income and property.

                                   THE COMPANY

     The Company is a self-administered and self-managed real estate company focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in Metropolitan

Chicago (defined as the area within a 100-mile radius of Chicago), which, according to a ranking of markets published by CB Commercial/Torto Wheaton Research, is the largest warehouse/industrial market in the United States. The Company's election of REIT status, filed with its 1994 federal income tax return, is effective as of January 1, 1994.

     The Company, a Maryland corporation, was founded in 1984 and completed its initial public offering of securities in December 1993 (the "IPO"). Between completion of the IPO and March 31, 1996, the Company has increased the size of its warehouse/industrial portfolio by 5.9 million square feet or 113% by acquiring 33 fully-leased warehouse/industrial properties, including four redevelopment properties and two build-to-suit projects, and by completing three tenant expansions.

     As of March 31, 1996, the Company owned and managed a portfolio of 68 warehouse/industrial properties, containing approximately 11.1 million square feet of space. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Securities and Exchange Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/industrial property in Metropolitan Chicago. The Company also owns and manages four retail properties and one apartment property. The Company's properties are currently 99% leased, with the warehouse/industrial properties occupied by 131 tenants in diverse industries and no tenant accounting for the lease of more than 8% of the total square footage of the Company's warehouse/industrial portfolio. Substantially all of the Company's properties have been constructed or renovated during the past ten years.

     The Company believes that investment in warehouse/industrial property offers attractive returns and stable cash flow. Published statistics indicate that total returns from warehouse/industrial properties have been among the highest of any commercial property type in each of the past 15 years. The Company believes that cash flow from warehouse/industrial property investments is generally more predictable than cash flow from other property types because:
(i) relatively short construction periods discourage speculative building; (ii) lower capital expenditures are required to sustain rental income due to the adaptable character of warehouse/industrial property; and (iii) tenant renewal rates are higher due to the significant cost and disruption to tenant operations resulting from relocations. Moreover, leases for warehouse/industrial properties provide generally for rent growth through contractual rent increases or rents tied to certain indices such as the Consumer Price Index and are generally structured as net leases, providing for the pass through to tenants of all operating and real estate tax expenses.

     The Company believes that Metropolitan Chicago offers significant opportunities for investment in and ownership of warehouse/industrial property. Metropolitan Chicago, due to its central location and extensive air, roadway, rail and transportation infrastructure, has become the largest warehouse/industrial market in the United States, encompassing over 830 million square feet of warehouse/industrial property and supporting a diverse industrial and service industry base.

     The Company's objective is to maximize stockholder value by pursuing a growth strategy consisting of (i) intensive management of the Company's existing properties and (ii) the acquisition of existing leased properties, build-to-suit projects and properties suitable for redevelopment.

     The Company's principal executive office is located at 401 North Michigan Avenue, 30th Floor, Chicago, Illinois 60611, and its telephone number is (312) 346-5600.

                                 USE OF PROCEEDS

     The Company will receive none of the proceeds from the sale of Shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which certain Selling Stockholders who are affiliates will acquire the Shares covered by this Reoffer Prospectus, and such funds, if any, will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

     The names of the security holders (the "Selling Stockholders") and the position, office or other material relationship which each has had with the Company within the past three years are as follows:

- -------------------------------------------------------------------------------
                             CURRENT POSITION               FORMER POSITIONS
SELLING STOCKHOLDER          WITH THE COMPANY               WITH THE COMPANY
- -------------------------------------------------------------------------------

Nicholas C. Babson         Director

Martin Barber              Director and Chairman

Alan D. Feld               Director

Paul S. Fisher             Executive Vice President,
                           Secretary and Chief
                           Financial Officer

John S. Gates, Jr.         Director, President and
                           Chief Executive Officer

John J. Kinsella           Director

Rockford O. Kottka         Senior Vice President,             Vice President
                           Treasurer and                      and Treasurer
                           Assistant Secretary

Michael M. Mullen          Executive Vice President
                           - Marketing and Acquisitions

Thomas E. Robinson         Director

Robert L. Stovall          Director, Executive
                           Vice President and
                           Chief Operating Officer
- -------------------------------------------------------------------------------

     The following table sets forth: (i) the name of the Selling Stockholders who may sell the Shares of Common Stock pursuant to this Reoffer Prospectus,
(ii) the number of Shares of Common Stock owned or subject to option by each Selling Stockholder as of May 14, 1996, (iii) the number of Shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Reoffer Prospectus (all of which have been or may be acquired by the Selling Stockholders pursuant to the exercise of options or the grant of awards under the respective Plans) and (iv) the percentage of the class to be owned by each Selling Stockholder after registration of the Shares of Common Stock covered by this Reoffer Prospectus.


- --------------------------------------------------------------------------------------
                          NUMBER OF SHARES
                        OWNED OR SUBJECT TO                        PERCENTAGE OWNED
                         OPTION PRIOR        NUMBER OF SHARES    AFTER REGISTRATION OF
NAME                 TO THIS REGISTRATION    TO BE REGISTERED    THE SHARES HEREUNDER
- --------------------------------------------------------------------------------------
Nicholas C. Babson            6,947  (1)            6,947                 *
Martin Barber                76,416  (2)           75,578                 *
Alan D. Feld                  7,947  (3)            6,947                 *
Paul S. Fisher              100,392  (4)           84,752                 *
John S. Gates, Jr.          546,614  (5)          179,471                5.1%
John J. Kinsella              6,947  (6)            6,947                 *
Rockford O. Kottka           67,477  (7)           51,837                 *
Michael M. Mullen           126,288  (8)           82,752                1.2%
Thomas E. Robinson            6,947  (9)            6,947                 *
Robert L. Stovall           200,161 (10)          120,732                1.9%
- --------------------------------------------------------------------------------
- ------

- -----------------------------

*  Less than one (1) percent.

(1) Includes the right to purchase 5,400 Shares through the exercise of stock options.
(2) Includes the right to purchase 74,000 Shares through the exercise of stock options.
(3) Includes the right to purchase 6,000 Shares through the exercise of stock options.
(4) Includes the right to purchase 80,752 Shares through the exercise of stock options.
(5) Includes the right to purchase 168,229 Shares through the exercise of stock options.
(6) Includes the right to purchase 6,000 Shares through the exercise of stock options.
(7) Includes the right to purchase 50,738 Shares through the exercise of stock options.
(8) Includes the right to purchase 80,752 Shares through the exercise of stock options.
(9) Includes the right to purchase 6,000 Shares through the exercise of stock options.
(10) Includes the right to purchase 116,113 Shares through the exercise of stock options.

                              PLAN OF DISTRIBUTION

     Any Shares of Common Stock sold pursuant to this Reoffer Prospectus will be sold by the Selling Stockholders for their own account, and they will receive all proceeds from any such sales. The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares of Common Stock covered by this Reoffer Prospectus, but, if and when Shares are sold, it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the AMEX or any other national securities exchange on which the Common Stock is listed at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. If Shares of Common Stock are sold through brokers, the Selling Stockholders may pay customary brokerage commissions and charges. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Shares of Common Stock covered by this Reoffer Prospectus also may be sold pursuant to rule 144 under the Securities Act rather than pursuant to this Reoffer Prospectus. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation Rules 10b-5, 10b-6 and 10b-7 thereunder.

     Officers and affiliates of the Company have agreed not to sell their Shares of Common Stock until September 27, 1996, except in the event of termination of employment by the Company or personal hardship as determined by the Company's independent directors. The Company's independent directors have authorized the registration of the Shares of such officers and affiliates hereunder.

     There can be no assurances that the Selling Stockholders will sell any or all of the Shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Coffield Ungaretti & Harris, Chicago, Illinois.

                                     EXPERTS

     The financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K, incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included herein in reliance upon the authority of those experts in giving their report.

- -------------------------------------------------------------------------------
     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date thereof.


                              ____________________

                                TABLE OF CONTENTS
                                                                            PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . .      2

Incorporation of Certain Documents by Reference. . . . . . . . . . . .      2

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .      8

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .     10

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10


                                 622,910 SHARES



                                   CENTERPOINT
                                   PROPERTIES
                                   CORPORATION


                                  COMMON STOCK

                                   __________

                                   PROSPECTUS
                                  June 3, 1996

                                   __________

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3 OF FORM S-8.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act, and any amendments and supplements thereto, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-12630);

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 1-12630); and

     (c) The description of the Company's Common Stock set forth in the Company's Post-Effective Amendment No. 1 to Form S-3 registration statement filed with the Commission on March 22, 1995 (File No. 33-89630).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

ITEM 4 OF FORM S-8.  DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5 OF FORM S-8.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6 OF FORM S-8; ITEM 15 OF FORM S-3.  INDEMNIFICATION OF DIRECTORS AND
OFFICERS

The Company's Articles of Incorporation and Bylaws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in case of any criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7 OF FORM S-8.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8 OF FORM S-8; ITEM 16 OF FORM S-3.  EXHIBITS

The following exhibits are filed as part of this registration statement:

     EXHIBIT        DESCRIPTION

       4.1          Form of certificate representing common stock (incorporated by reference from the Company's Registration Statement on
                    Form S-11 (File No. 33-69710))
       5*           Opinion Letter of Coffield Ungaretti & Harris regarding the validity of the securities being registered
     10.1           CenterPoint Properties Corporation 1995 Restricted Stock
                    Incentive Plan (incorporated by reference from the Company's
                    Form 10-Q for the fiscal quarter ended September 30, 1995
                    filed with the Commission on November 15, 1995)
     10.2           CenterPoint Properties Corporation 1995 Director Stock Plan
                    (incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995 filed with the
                    Commission on November 15, 1995)
     10.3           CenterPoint Properties Corporation 1993 Stock Option Plan
                    (incorporated by reference from Pre-Effective Amendment No.
                    2 to the Company's Registration Statement on Form S-11 (File
                    No. 33-69710))
     10.4           First Amendment to CenterPoint Properties Corporation 1993
                    Stock Option Plan (incorporated by reference from the
                    Company's Form 10-K for the fiscal year ended December 31,
                    1995 filed with the Commission on March 29, 1996)
     10.5*          Second Amendment to CenterPoint Properties Corporation 1993
                    Stock Option Plan
     23.1*          Consent of Coffield Ungaretti & Harris (included as part of
                    Exhibit 5)
     23.2*          Consent of Coopers & Lybrand L.L.P.
     24*            Powers of Attorney of Directors of the Company (included on signature page)
_____________________
* Filed herewith.

ITEM 9 OF FORM S-8; ITEM 17 OF FORM S-3.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15-d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 31st day of May, 1996.

                         CENTERPOINT PROPERTIES CORPORATION,
                         a Maryland corporation

                         By:  /s/  John S. Gates, Jr.
                             -------------------------------------------------
                                      John S. Gates, Jr., President and
                                      Chief Executive Officer

                         By:  /s/  Paul S. Fisher
                             -------------------------------------------------
                                      Paul S. Fisher, Executive Vice
                                   President and Chief Financial Officer
                              (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 and S-3 has been signed by the following persons in the capacities and on the date indicated. Each of the following persons does hereby authorize and designate John S. Gates, Jr., Paul S. Fisher and Robert L. Stovall, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments.


       SIGNATURE                    NAME AND TITLE                     DATE
       ---------                    --------------                     -----

                                  Martin Barber, Chairman
/s/   Martin Barber               and Director                     May 31, 1996
- ------------------------------

                                  John S. Gates, Jr., President,
                                  Chief Executive Officer and
/s/   John S. Gates, Jr.          Director                         May 31, 1996
- ------------------------------

                                  Robert L. Stovall, Executive
                                  Vice President, Chief
                                  Operating Officer and
/s/   Robert L. Stovall           Director                         May 31, 1996
- ------------------------------

                                  Nicholas C. Babson
/s/   Nicholas C. Babson          Independent Director             May 31, 1996
- ------------------------------

                                  Alan D. Feld
/s/   Alan D. Feld                Independent Director             May 31, 1996
- ------------------------------

                                  John J. Kinsella
/s/   John J. Kinsella            Independent Director             May 31, 1996
- ------------------------------

                                  Thomas E. Robinson
/s/   Thomas E. Robinson          Independent Director             May 31, 1996
- ------------------------------

                                INDEX TO EXHIBITS


  Exhibit                    Description                                   Page
  --------                   -----------                                   ----
   *4.1      Form of certificate representing common stock

    5          Opinion Letter of Coffield Ungaretti & Harris                19
               regarding the validity of the securities being registered

  **10.1       CenterPoint Properties Corporation 1995
               Restricted Stock Incentive Plan

  **10.2       CenterPoint Properties Corporation 1995
               Director Stock Plan

  ***10.3      CenterPoint Properties Corporation 1993 Stock
               Option Plan

  ****10.4     First Amendment to CenterPoint Properties
               Corporation 1993 Stock Option Plan

    10.5       Second Amendment to CenterPoint Properties                    23
               Corporation 1993 Stock Option Plan

    23.1       Consent of Coffield Ungaretti & Harris
               (included as part of Exhibit 5)

    23.2       Consent of Coopers & Lybrand L.L.P.                           24

    24         Powers of Attorney of Directors of the Company
               (included on signature page)

_____________________________
* Incorporated by reference from the Company's Registration Statement on Form S-11 (File No. 33-69710).

**   Incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995 filed with the Commission on November 15, 1996.

*** Incorporated by reference from Pre-Effective Amendment No. 2 to the Company's Registration Statement on Form S-11 (File No. 33-69710).

**** Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 29, 1996.